Exhibit 10.8

VEEVA SYSTEMS, INC.

June 20, 2013

Peter P. Gassner

Dear Peter,

You and Veeva Systems, Inc. (the “Company”) previously entered into an offer letter on or about January 29, 2007. As a condition of your employment, you also signed the Company’s standard Proprietary Information and Inventions Agreement. This letter agreement confirms the terms of your current employment with the Company:

1. Position. You will continue to serve as President and Chief Executive Officer, and you will continue to report to the Company’s Board of Directors. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. The Company will pay you a salary at the rate of $275,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time and in consideration of your positions on-target earnings.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

5. Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

Peter P. Gassner

June 20, 2013

6. Interpretation, Amendment and Enforcement. This letter agreement and your Proprietary Information and Inventions Agreement constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Alameda County, California in connection with any Dispute or any claim related to any Dispute.

You may indicate your agreement with these terms by signing and dating the enclosed duplicate original of this letter agreement and returning it to me. If you have any questions, please contact me.

Very truly yours,

VEEVA SYSTEMS, INC.

/s/ Mark Armenante
Mark Armenante (Jun 21, 2013)

By:	Mark Armenante

Title:	Chairman of the Board of Directors

I have read and accept the terms set forth in this letter agreement:

/s/ Peter Gassner
Peter Gassner (Jun 21, 2013)

Signature of Peter P. Gassner

Dated:	Jun 21, 2013